Exhibit 10.1

Pinterest, Inc. Severance Plan for Employees in Level 21 Positions

(Effective September 1, 2023)

I.Who is Eligible:
You are considered an eligible employee for the Pinterest, Inc. Severance Plan for Employees in Level 21 Positions (the “Plan”) if you meet all of the following eligibility criteria:
1.You are in a job category position that is Level 21;
2.You are an employee who works in the U.S. and paid on the U.S. payroll of the Company (as defined below);
3.You do not fall into one of the Ineligible Categories (listed below); and
4.You meet all applicable Plan requirements to receive a Plan benefit.

II.    Ineligible Categories:
Even if you otherwise meet the eligibility criteria identified above, you are ineligible for any of the benefits under this Plan and will not be deemed an eligible employee under the Plan if you meet any of the following criteria:
1.You are classified by the Company as being in a position that is not Level 21;
2. You are terminated for Cause;
3. You are eligible for severance under an agreement maintained by the Company; or
4. You are working in the United States on an international assignment.

III.     Severance Benefits:

A.Termination without Cause. Other than with respect to a Qualifying CIC Termination, upon a termination of your Continuous Service Status by the Company other than for Cause (and not including a termination as a result of death or Disability), on the terms and subject to the conditions of this Plan, and subject to your satisfaction of the Obligations and your Continuing Compliance, you will receive the following severance benefits:

1.Cash Severance. The Company will make a lump sum cash payment to you in an amount equal to 24 months of your Base Salary, provided that the number of months of your Base Salary to which you are entitled is reduced by one month for each full month that you have been employed by the Company up to a maximum reduction of 12 months (such number of months as determined on the Termination Date, the “Applicable Number of Months”) less applicable tax withholdings (the “Cash Severance Payment”), payable within thirty (30) days after the Release becomes effective and irrevocable.

Number of Months of Service	Number of Months
0	24
1	23
2	22
3	21
4	20
5	19
6	18
7	17
8	16
9	15
10	14
11	13
12 or more	12

2.     Cost of Continuation Coverage. If, on your Termination Date, you are enrolled in the Company’s major medical plan, vision and/or dental plan, the Company will make a lump sum cash payment to you in an amount equal to the estimated amount (as reasonably determined by the Company) of COBRA premiums for the number of months of such coverage equal to the Applicable Number of Months, less withholdings (“Non-CIC COBRA Cost Payment”), payable within thirty (30) days after the Release becomes effective and irrevocable. This payment will be made on an after-tax basis, but will include a tax gross-up payment in an amount determined by the Company. The amount of the gross-up payment will be determined in the sole discretion of the Company and will be final for all parties and purposes.

3.     Equity Awards. To the extent that any Awards held by you as of immediately         prior to termination of your Continuous Service Status would have otherwise vested, subject to your Continuous Service, over the course of the Applicable Number of Months following the Termination Date, such Awards shall fully vest as of the Termination Date. Such Awards shall be settled as promptly as practicable (and, to the extent necessary to prevent any tax becoming due under Section 409A, in no event after March 15 of the year following the year in which such Award vests). All other Awards will be treated upon the termination of your Continuous Service Status in accordance with the terms set forth in the agreements and plans under which they were granted, subject to Section III.C.1 of this Plan.

B.     Qualifying CIC Termination. Upon a termination of your Continuous Service Status on or within twelve (12) months following the consummation of a Change in Control (x) by the Company other than for Cause (and not including a termination as a result of death or Disability) or (y) by you for Good Reason (each, a “Qualifying CIC Termination”), on the terms and subject to the conditions of this Plan, and subject to your satisfaction of the Obligations and to your Continuing Compliance, you will receive the following severance payments and benefits from the Company:

1.Cash Severance. The Company will provide you with the Cash Severance Payment, payable within thirty (30) days after the Release becomes effective and irrevocable.

2.Equity Awards.

i.Appreciation Awards. Any Options (and any Other Awards with option-like features, such as stock appreciation rights) held by you as of immediately prior to termination of your Continuous Service Status shall be fully vested and exercisable, and such Options (or Other Awards) shall remain exercisable until the earlier of (x) the last date on which such Option (or Other Awards) would be exercisable in the absence of this Plan and (y) the expiration of the term of such Option (or Other Award).

ii.Full-Value Awards. Any Restricted Stock, Restricted Stock Units or Other Awards (other than those Other Awards described in Section
III.B. 2(i) above) held by you as of immediately prior to termination of your Continuous Service Status shall be fully vested and, to the extent applicable, shall be settled as promptly as practicable (and, to the extent necessary to prevent any tax becoming due under Section 409A, in no event after March 15 of the year following the year in which such Award vests).

iii.Effectiveness of Acceleration. Any acceleration of the vesting and/or exercisability of Awards that occurs pursuant to this Section III.B.2 (the “Acceleration”) shall be effective on the thirtieth (30th) day following the Termination Date.

3.Cost of Continuation Coverage. If, on your Termination Date, you are enrolled in the Company’s major medical plan, vision and/or dental plan, the Company will make a lump sum cash payment to you in an amount equal to the estimated amount (as reasonably determined by the Company) of COBRA premiums for Applicable Number of Months of such coverage, less applicable withholdings (the “CIC COBRA Cost Payment”), payable within thirty (30) days after the Release becomes effective and irrevocable. This payment will be made on an after-tax basis, but will include a tax gross-up payment in an amount determined by the Company. The amount of the gross-up payment will be determined in the sole discretion of the Company and will be final for all parties and purposes.

C.     Adjustment for Certain Terminations Prior to a Change in Control.

1.Upon any termination of your Continuous Service Status prior to a Change in Control (x) by the Company other than for Cause (and not including a termination as a result of death or Disability) or (y) by you for Good Reason, any unvested Awards held by you at the time of such termination that would be terminated or canceled by their terms in connection with a termination of Continuous Service Status shall be terminated or canceled instead on the ninety first (91st) day following such termination of your Continuous Service Status, unless a Change in Control is consummated prior thereto, and, during such 90-day period, such Awards shall not continue to vest and you shall have no rights with respect to such Awards unless and until a Change in Control occurs.

2.In the event a Change in Control is consummated during the 90-day period following a termination of your Continuous Service Status (x) by the Company other than for Cause (and not including a termination as a result of death or Disability) or (y) by you for Good Reason, subject to your satisfaction of the Obligations and to your Continuing Compliance, you will receive the following severance payments and benefits from the Company:

i.The Acceleration described in Section III.B.2 shall occur effective as of the thirtieth (30th) day following the date of such Change in Control.

ii.On the thirtieth (30th) day following such Change in Control, the Company will make a lump sum cash severance payment to you in an amount equal to the CIC COBRA Cost Payment (reduced by any prior payment of the Non-CIC COBRA Cost Payment), less applicable withholdings.

D.        Outplacement Benefits

Eligible employees will be provided with outplacement benefits through a firm designated by the Company, for three months. Your use of this outplacement benefit program must be initiated within one (1) month of your Termination Date. If you initiate outplacement services, but do not sign the required Release or the Release does not become irrevocable, your eligibility for outplacement benefits will cease immediately, and the outplacement provider will be advised that you are no longer eligible to participate at the Company’s expense. Outplacement benefits may not be exchanged for cash or other benefits.

IV.     Conditions to Receipt of Severance:

A.Obligations. The receipt of any severance payments or benefits pursuant to this Plan is subject to your satisfaction of the Obligations. If the Obligations are not satisfied because you do not return all Company property in your possession by the Property

Return Deadline, or because the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any right to severance payments or benefits under this Plan. In no event will severance payments or benefits be paid or provided until the Obligations are satisfied.

B.Compliance with Agreements; Clawback. Your receipt of any payments or benefits under this Plan will be subject to you continuing to comply with the terms of the Confidential Information and Invention Assignment Agreement (or equivalent) entered into by and between you and the Company (the “Confidential Information Agreement”) and the provisions of this Plan and of the Release (“Continuing Compliance”). In the event (i) you materially breach any of the foregoing agreements or (ii) the Company determines after the fact that it could have terminated you for Cause, subject to applicable law, you shall immediately pay to the Company an amount equal to the full value of all severance payments and benefits received by you pursuant to this Plan and the Company shall also be entitled to seek any other remedies it may have available at law, in equity or pursuant to any of the foregoing agreements.

V.         Reductions:
Benefits under this Plan will be reduced by legally required and authorized deductions, including, but not limited to, applicable income, employment and other tax withholding obligations. Payments for which you are eligible under the Plan will be reduced by any amounts you owe to the Company for any reason.
Notwithstanding anything to the contrary contained in this Plan, in the event you are eligible for WARN notice, then any notice period and/or base pay continuation paid to you under the Plan first will be deemed to constitute and shall be attributed to meet WARN notice (or pay in lieu) and/or WARN benefits obligations that the Company is legally required to provide to you for any period of time that you are not providing services to the Company. For this purpose, “WARN” means the Federal Worker Adjustment Retraining and Notification Act, as amended, and any applicable state or local plant or facility closing or mass layoff law. The Plan Administrator may suspend the application of this provision, in whole or in part, in circumstances that it deems appropriate in its sole discretion.

VI.     Delay in Payment Timing in Certain Limited Circumstances:

It is intended that none of the payments and benefits under this Plan constitute deferred compensation within the meaning of Section 409A (“Deferred Payments”) but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral” rule set forth in Treasury Regulations Section 1.409A-1(b)(4). To ensure that the “short-term deferral” rule is met, whenever in this Plan a payment or benefit is conditioned on your execution of a Release and that Release becoming irrevocable, such Release must be executed and all revocation periods must expire within sixty (60) days after your Termination Date (or such shorter time period is set forth in the Release); failing which such payment or benefit shall be forfeited.

However, (i) if any severance payments or benefits under this Plan would be considered Deferred Payments and (ii) if you are a “specified employee” within the meaning of Section 409A at the time of termination of your Continuous Service Status, any Deferred Payments that otherwise are payable within the first six (6) months following such termination will become payable on the first date that occurs on or after the earliest of (x) the date six (6) months and one (1) day following the date of such termination, (y) the date of your death, and (z) such earlier date as permitted under Section 409A without causing any tax to become due under Section 409A. Upon the first business day following the expiration of such applicable Section 409A(a)(2)(B)(i) period, any payments delayed in accordance with this paragraph will be paid to you in a lump sum. No interest shall be due on any amounts so deferred.
Each severance payment and benefit payable under the Plan is intended to constitute a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(2).

It is intended that all of the severance benefits and payments under this Plan comply with, or be exempt from, the requirements of Section 409A so that none of the payments and benefits to be provided under the Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt.

You and the Company agree to work together in good faith to consider amendments to the Plan and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A.

VI.     Limitation on Parachute Payments:

A.General. Notwithstanding any other provision of this Plan or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company to you or for your benefit pursuant to the terms of this Plan or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section VII be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) after reduction to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in your receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax), notwithstanding that all or some portion of such benefits may be taxable under the Excise

Tax.

B.     Accountants. Unless the Company and you otherwise agree in writing, any determination required under this Section VII shall be made in writing in good faith by a nationally recognized accounting firm (the “Accountants”). In the event of a reduction in Covered Payments hereunder, the reduction of the total payments shall apply as follows, unless otherwise agreed in writing and such agreement is in compliance with Section 409A of the Code: (i) first, any cash severance payments due under this Plan shall be reduced and (ii) second, any acceleration of vesting of any equity shall be deferred with the tranche that would vest last (without any such acceleration) first deferred. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.

C.     Repayment Amount. If notwithstanding any reduction described in this Section VII, the Internal Revenue Service (“IRS”) determines that you are liable for the Excise Tax as a result of the receipt of the Covered Payments, then you shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that you challenge the final IRS determination, a final judicial determination a portion of such amounts equal to the “Repayment Amount.” The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that your net after-tax proceeds with respect to any payment of the Covered Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on the Covered Payments) shall be maximized. The Repayment Amount with respect to the payment of Covered Payments shall be zero if a Repayment Amount of more than zero would not result in your net after-tax proceeds with respect to the payment of the Covered Payments being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, you shall pay the Excise Tax. Notwithstanding any other provision of this Section VII, if (i) there is a reduction in the payment of Covered Payments as described in this Section VII, (ii) the IRS later determines that you are liable for the Excise Tax, the payment of which would result in the maximization of your net after-tax proceeds (calculated as if the Covered Payments had not previously been reduced), and (iii) you pay the Excise Tax, then the Company shall pay to you those Covered Payments which were reduced pursuant to this Section VII contemporaneously or as soon as administratively possible after you pay the Excise Tax so that your net after-tax proceeds with respect to the payment of Covered Payments are maximized.

VIII.        Definitions (for purposes of this Plan only):

“2009 Plan” shall mean the Company’s 2009 Stock Plan.

“2019 Plan” means the Pinterest, Inc. 2019 Omnibus Incentive Plan, as it may be amended from time to time.

“Acquiror” shall have the meaning ascribed to such term in the 2019 Plan.

“Award” shall have the meaning ascribed to such term in the 2019 Plan or in the 2009 Plan, as applicable.
“Base Salary” means the greater of (i) your annual base salary as in effect immediately prior to the Termination Date or (ii) your annual base salary as in effect on the date immediately preceding the consummation of the Change in Control that occurred within the twelve (12) month period preceding a Qualifying CIC Termination. For clarity, Base Salary does not include incentive pay, equity compensation, premium pay, commissions, relocation assistance or benefits, housing allowances, overtime, bonuses or any other forms of special or variable compensation.
“Board” means the Board of Directors of the Company.

“Cause” means any material failure by you to comply with the Company’s policies or rules; your repeated failure to follow reasonable and lawful instructions from the Company; commission, conviction of, or a plea of "guilty" or "no contest" to a felony under the laws of the United States or any State by you if such felony is work-related, impairs your ability to perform services for the Company, or results in a loss to the Company or damage to the reputation of the Company; your misappropriation of funds or property of the Company; gross negligence or willful misconduct in the performance of your duties and responsibilities; your failure to cooperate with a company investigation; or any gross or willful misconduct by you. The determination as to whether your employment has been terminated for Cause will be made in good faith by the Company and will be final and binding on you. The definition above does not in any way limit or change the at will nature of your employment.

“Change in Control” shall have the meaning ascribed to such term in the Pinterest, Inc. 2019 Omnibus Incentive Plan, as it may be amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Pinterest, Inc. and any subsidiary, parent, affiliate, or successor thereto, if appropriate.

“Continuous Service Status” shall have the meaning ascribed to such term in the 2019 Plan.

“Disability” means (1) if you become eligible for the Company’s long term disability benefits; or (2) if you are unable to engage in any substantial gainful activity with or without a reasonable accommodation by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

“Good Reason” means your resignation due to any of the following conditions which occur without your written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a material reduction in your duties, authority or responsibilities relative to your duties, authority, responsibilities or reporting relationship as in effect immediately prior to such reduction, provided that
(x) a mere change of title alone shall not constitute such a material reduction, (y) any change made solely as the result of the Company becoming a subsidiary or business unit of a larger company in a Change in Control shall not constitute such a material reduction, and (z) a failure to be nominated for or elected to the Board (or, for the avoidance of doubt, to the board of directors or comparable body of a successor to, or Acquiror of, the Company) shall not constitute such a material reduction; (ii) a requirement that you change your principal office to a facility that increases your one-way commute by more than thirty-five (35) miles from your commute to the location at which you are employed immediately prior to such change, or (ii) your then-current annual base salary is reduced by more than ten percent (10%) (other than in connection with a general decrease in the salary of similarly situated employees or, following a Change in Control, to the extent necessary to make your salary commensurate with those other employees of the Company or its successor entity or parent entity who are similarly situated with you following such Change in Control) (each, a “Good Reason Condition”). In order for you to resign for Good Reason, you must provide written notice to the Company (or its successor) of the existence of the Good Reason Condition within thirty (30) days of the initial existence of the Good Reason Condition. Upon receipt of the notice, the Company (or its successor) will have thirty (30) days to remedy the Good Reason Condition and if it so remedies such Good Reason Condition (as reasonably determined by the Company), the Company shall not be required to provide for the benefits described herein as a result of such proposed resignation. If the Good Reason Condition is not remedied within such thirty (30) day period, you may resign based on the Good Reason Condition specified in the notice effective no later than thirty (30) days following the expiration of the thirty
(30) day cure period. For purposes of this Plan, your termination of Continuous Service Status shall be considered to be “for Good Reason” solely to the extent that the Good Reason Condition occurred no earlier than ninety (90) days prior to the consummation of a Change in Control.

“Obligations” means (i) you have returned all Company property in your possession within ten (10) days following termination of your Continuous Service Status (the

“Property Return Deadline”) and (ii) you have executed the Release and such Release has not been revoked and becomes effective and irrevocable no later than the thirtieth (30th) day after termination of your Continuous Service Status (or, for a termination of your Continuous Service Status described in Section III.C.2(y), the thirtieth (30th) day after the consummation of the Change in Control, unless the Obligations were previously satisfied by you) (the “Release Deadline”).

“Option” shall have the meaning ascribed to such term in the 2019 Plan or in the 2009 Plan, as applicable.

“Other Award” shall have the meaning ascribed to such term in the 2019 Plan.

“Release” means an agreement providing for a full and complete general release of all claims that you may have against the Company or persons affiliated with the Company, in a form to be determined by the Company and provided to you no later than the Termination Date, which may impose certain additional obligations on you, including without limitation covenants regarding cooperation, confidentiality and non-disparagement.

“Restricted Stock” shall have the meaning ascribed to such term in the 2019 Plan or in the 2009 Plan, as applicable.

“Restricted Stock Unit” shall have the meaning ascribed to such term in the 2019 Plan or in the 2009 Plan, as applicable.

“Section 409A” shall mean Section 409A of the Internal Revenue Code and the final regulations and any guidance promulgated thereunder.

“Termination Date” means the termination of your Continuous Service Status with the Company.

IX.     Filing a Claim:
If you have not received Plan benefits and you believe you are entitled to them, or if you believe you are entitled to a larger benefit than you are receiving, you may file a claim with the Plan Administrator within ninety (90) days of any of the following dates, whichever is first:

•The date you learned the amount of your benefits under the Plan; or
•The date you learned there will be no benefits paid for you under the Plan.

Your claim must be in writing, signed by you, and explain the basis for the claim. The claim should be delivered to the Plan Administrator at:

peoplecare@pinterest.com

The Plan Administrator has delegated the claims review responsibility to the Employee Relations Team. The Employee Relations Team will research your claim and will approve or deny the claim in a written response to you within thirty (30) days of their receiving your claim (if an additional thirty (30) days are required to reach a decision, you will be notified in writing within the initial thirty (30) day period). If the claim is wholly or partially denied, you will receive a written notice specifying (a) the reasons for the denial,
(b) the specific Plan provisions on which the decision is based, and (c) any additional information needed from you in connection with your claim and why such information is needed.

X.     Appeal Process:
The Plan Administrator has delegated the responsibility to review appeals to the Company’s Chief Legal Officer. If all or part of your claim is denied, you or your legal representative may appeal for a review of your claim by notifying the Chief Legal Officer in writing within sixty (60) days of receiving the written notice that your claim was denied. You will be provided, upon request to the Plan Administrator and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim. Your request for review may (but is not required to) include issues, comments, documents and other information that you want considered in the review. The appeal should be delivered to the Chief Legal Officer at:

peoplecare@pinterest.com

Within sixty (60) days of receiving your appeal, you will receive a written response from the Chief Legal Officer setting forth (a) a decision; or (b) a notice describing special circumstances requiring additional time for review (but not more than one hundred and twenty (120) days from the Chief Legal Officer’s receipt of your appeal). The Chief Legal Officer shall have full discretionary authority to interpret and construe the provisions of the Plan in order to make final determinations on appeal. If the appeal is denied, in whole or in part, you will receive a written decision that will specify the reason(s) for the denial and the specific Plan provisions on which it is based. The denial will also provide that you are entitled to receive, upon request to the Plan Administrator and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim. Lastly, the denial letter will provide that you have the right to bring action under Section 502(a) of the Employee Retirement Income Security Act of 1974 (ERISA).

XI.     Exhaustion/Statute of Limitations:
Completion of the claims and appeals process set forth in this document is a prerequisite to seeking any remedy in court. Any ERISA claim filed in state or federal court more than six months after receipt of notice of an adverse benefit determination on appeal shall be barred as untimely. For purposes of this provision, notice shall be deemed to be received five days after the date of the written notification of adverse benefit determination.

XII.     Additional Provisions

A.Notice. With the exception of claims and appeals (which permit electronic notice), notices and all other communications contemplated by this Plan will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of employee, mailed notices will be addressed to the employee at the home address listed in the Company’s payroll records. In the case of the Company (except for Service of Legal Process), mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the General Counsel of the Company. Service of Legal Process by you or your representative must be made to CSC-Lawyers Incorporating Service, 2710 Gateway Oaks Drive, Suite 150N, Sacramento, CA 95833.

B.     Right to Make a COBRA Election after Thirty (30) Days. For the avoidance of     doubt, if you do not elect continuation coverage within thirty (30) days following the Termination Date as described in Section III hereof, you shall still be eligible to elect continuation coverage within the time period permitted by COBRA, but shall not be eligible to receive the additional payment described in the Plan.

C.     Waiver. No provision of this Plan will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Plan by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

D.     Choice of Law. This Plan is meant to be a top-hat welfare benefit plan under the Employee Retirement Income Security Act, as provided under DOL Reg. § 2520.104-24. Any questions, claims, disputes, or litigation (“Disputes”) concerning or arising from the Plan will be construed and enforced in accordance with the Employee Retirement Income Security Act (ERISA). However, to the extent such Disputes are not preempted by ERISA, the Plan will be governed by the laws of the state of California, without regard to its conflict of law principles. Any legal action regarding a Dispute concerning or arising from the Plan (whether in law, in equity, or otherwise) must be brought in the U.S. District Court in San Francisco, California, where the Plan is administered.

E.     Severability. The invalidity or unenforceability of any provision or provisions of this Plan will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

F.     Amendment and Termination of the Plan. The Company, or its designee, reserves the right to amend or terminate the Plan at any time and for any reason. Any Plan amendment or termination will be made in writing and approved by any person who is authorized by the Company.

G.     Prior Agreement. If you had a severance agreement with the Company and you waived your rights to severance benefits under that agreement, this Plan does not change the time and form of those payments, to the extent required to comply with Section 409A.

H.     Plan Information. The plan sponsor and the Plan Administrator is Pinterest, Inc.

TO EVIDENCE THE ADOPTION OF THE PLAN as effective September 1, 2023, this document has been executed by a duly authorized officer of the Company.

Title:    Chief People Officer

Signature: /s/ Christine Deputy